Letter of Intent

Signed in Montreal, Canada, on May 16, 2005-08-22

By and Between:

9151-4877 Quebec Inc. (doing business under the name Dialek or NcTEL), company legally constituted, whose head office is located at 6, Wellington South, suite 302, in Sherbrooke, Quebec, J1H 5C7 Canada, hereby represented by Lukas Dufault, duly authorized as he so declares

And

United American Corporation, (hereby referred to as “UAC”) company legally constituted in the state of Florida, USA, having its head office at 3273 East Warm Springs Road, in Las Vegas, Nevada, 89120 USA, hereby represented by Benoit Laliberté, duly authorized as he so declares

And

Lukas Dufault, lawyer, residing at 897 Henri IV street, apartment 3, in Rock Forest, Quebec, J1N 4G3, Canada.

And

Nicole Ranger, business person, residing at 814 Fabien street, in Rock Forest, Quebec, JH1N 2J8, Canada

Henceforth referred to as “the parties”

Whereas Lukas Dufault owns 50% of the company 9151-4877 Quebec Inc. and that Nicole Ranger owns the other 50%.

Whereas the company 9151-4877 Quebec Inc. does business under the name of Dialek Telecom

Whereas the company 9151-4877 Quebec Inc. has a base of clients of which they are invoiced on a monthly basis of approximately Cdn$35,000

Whereas of the Cdn$35,000 of monthly billing, the company 9151-4877 Quebec Inc. retains a gross profit (total sales of products and services less costs of goods sold) of at least Cdn$6,000.

Whereas the company 9151-4877 Quebec Inc. wishes to sell its client base, its accounts receivable, its accounts payable and its agreements between its clients and its suppliers

Whereas Nicole Ranger wishes to exit from the business of 9151-4877 Quebec Inc.

Whereas the parties wish to reconcile the present agreement in writing

In consideration of all that precedes, the parties agree to the following:

1.	A new company (hereby referred to as NewCo) should be constituted in Canada

2.	The totality of the shares of NewCo shall be held in the following way:

a.	75% held by UAC
b.	25% held by Lukas Dufault of a holding company wholly owned by him

3.	9151-4877 Quebec Inc. will transfer all of its client base to NewCo

4.	915104877 Quebec Inc. will transfer the following supplier contracts to NewCo:

a.	Agreement to resell high speed cable internet services of Videotron Ltd (for the intent to utilize it for VoIP services)
b.	Agreements to resell telecommunications lines, PRI’s, DSL, long distance and toll free services from Charitel Inc.
c.	Agreement to resell DSL services from Inter.net
d.	Agreement to resell VoIP telecommunications services from Teliphone Inc.
e.	Agreement to resell commercial services from Cogeco
f.	All other previously signed agreements by 9151-4877 Quebec Inc. and which are presently being utilized by them

5.	9151-4877 Quebec inc. will transfer to NewCo its following resseller agreements:

a.	The agreement of resale by the association of owners of Quebec
b.	The agreement of partnership which is currently being concluded with the association of restaurateurs of Quebec
c.	The agreement of resale with DBB Informatique
d.	The agreement of resale with Sirius Informatique
e.	The agreement of resale with Mayrand Telecom
f.	The agreement of resale with Communication Nelson Bilodeau
g.	The agreement of resale with Stephane Desbiens
h.	The agreement of resale with Charitel Inc.
i.	The agreement of resale with InfoFortin
j.	All other agreements previously signed by NCTel and/or 9151-4877 Quebec Inc. which are presently being utilized by them

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6.	9151-4788 Quebec inc. will transfer to NewCo the following assets:

a.	18 Wireless IP telephones
b.	35 Sipura single line devices
c.	10 Sipura 2 line devices
d.	3 Asus mini access wi-fi access points
e.	2 ADSL router/modems
f.	The total of its short term assets, ie. Its cash and accounts receivable

7.
9151-4877 Quebec Inc. will conserve its banking operations until the complete transfer of items listed in section 6 above to NewCo. All amounts received on behalf of NewCo will likewise be transferred Newco. NewCo will assume all banking fees. NewCo will also utilize for the same period the merchant ID numbers for 9151-4877 Quebec Inc.

8.
UAC will inject the funds and resources necessary for the operation of NewCo including but not limited to the following: a customer service department, a billing system, administration and accounting, service provisioning, collections services as well as a technical support department.

9.	UAC will inject the funds necessary in order for NewCo to bring up to date its accounts payables to all suppliers listed in item 4 above.

10.	9151-4877 Quebec Inc. will transfer its entire accounts receivables to NewCo.

11.
In addition to the items set forth previously, UAC will pay 9151-4788 Quebec Inc. the amount of Cdn$55,000 in the form of 12 equal monthly disbursements. This entire sum will be transferred to Nicole Ranger. She will therefore perform the following:

a.	Transfer the total amount of her shares of 9151-4788 Quebec Inc. to UAC
b.	To retain all references to this agreement, to 9151-4788 Quebec Inc. and NewCo, its suppliers, clients, and all other technical and commercial information as being of a confidential nature.
c.
For a period of 3 years, from the point of signature of this agreement for any reason whatsoever, be it justified or not, to not, directly or indirectly, personally or through a third party, that this third party is an individual, of a corporation, solicit one or more clients, suppliers and/or partners of 9151-4788 Quebec Inc. and/or NewCo, that she may know of due to her implication in 9151-4788 Quebec Inc. or her personal contacts that she had with 9151-4788 Quebec Inc. or within the framework of her role within it.

d.	To provide total, complete and final control of 9151-4877 Quebec Inc. to Lukas Dufault, UAC and Newco, all rights to its assets, rights and agreements.

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12.	The entire operations of NewCo will be transferred to 1080 Beaver Hall in Montreal

13.
Within 5 days of signing this agreement, Lukas Dufault will provide a personal guarantee against all recourses that could occur on behalf of the old employer, shareholder, administrator, client or supplier (other than those mentioned in paragraph 4 of this agreement) or any claims against its assets being transferred to NewCo. In addition, this declaration will confirm the amounts of accounts receivable and payable being transferred, of actual invoice able revenues and its resulting gross profits.

14.	Lukas Dufault will be named President and Chief Executive Officer of NewCo for a minimal 5 year term from the date of incorporation of NewCo.

15.	UAC will name an additional administrator of its choice to the Board of Directors of NewCo prior to the closure of the transaction.

16.	Lukas Dufault and one other person will be named as the 2 signatories of NewCo and 2 signatures will be required for all banking matters and resolutions of NewCo.

17.	Lukas Dufault will be responsible for New Business Development , relations with suppliers as well as the management and training of NewCo’s resellers.

18.	Lukas Dufault will be remunerated by NewCo in the following way:

a.	A base salary of Cdn$60,000 per year, payable bi-weekly
b.
A bonus of 40% of the gross margin of NewCo which surpasses the first Cdn$7,500 of gross margin per month. (Gross margin is calculated the following way: Total sales of NewCo minus (-) total purchases of goods and services re-sold and all other costs associated with the delivery of the products and services sold)

c.	The cost of leasing a vehicle for Lukas Dufault will be assumed by NewCo to a maximum of Cdn$400 per month before tax.
d.	The costs related to the use of the vehicle (insurance, registration, fuel and maintenance related to business use) will be assumed by NewCo.
e.	Share options of the public corporation, to be determined between parties upon signing of the final contract

19.	All parking fees for Lukas Dufault’s vehicle will be paid for by NewCo.

20.	The date predicted for the start of the rights and obligations of this contract is May 17, 2005.

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21.	NewCo and its administrators will decide what they will do with the offices space belonging to them situated at 6 Wellington South street, suite 302, in Sherbrooke Quebec, as soon as possible.

The parties have signed this agreement on the 16th day of May, 2005:

(Original French copy signed)

/s/ Lukas DuFault

Lukas Dufault (for 9151-4788 Quebec Inc.)

/s/ Benoit Laliberte

Benoit Laliberté for United American Corporation

/s/ Lukas DuFault

Lukas Dufault for all personal garantees

/s/ Nicole Ranger

Nicole Ranger